Exhibit 10 (a)









               AMENDED AND RESTATED LOAN AGREEMENT



                   Dated as of March 26, 1998



                             between


                KULICKE AND SOFFA INDUSTRIES, INC.


                                and


                 PNC BANK, NATIONAL ASSOCIATION



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                        TABLE OF CONTENTS



                                                             PAGE


SECTION 1.     DEFINITIONS AND RULES OF INTERPRETATION          1
     SECTION 1.01   Definitions                                 1
     SECTION 1.02   Interpretation of Financial Measurements;
                    Financial Statements                        9
SECTION 2.     THE REVOLVING LOAN                               9
     SECTION 2.01   Revolving Loan                              9
     SECTION 2.02   The Note                                   10
     SECTION 2.03   Use Of Revolving Loan Proceeds             11
     SECTION 2.04   Interest Rates and Calculation of
                    Interest                                   11
     SECTION 2.05   Payments to Bank                           17
     SECTION 2.06   Exchange Rate Indemnification              18
     SECTION 2.07   Special Provisions Regarding Alternate
                    Currencies                                 20
     SECTION 2.08   European Monetary Union                    21
     SECTION 2.09   Right of Setoff                            22
     SECTION 2.10   Due Date Extension                         22
     SECTION 2.11 Mandatory Prepayment; Optional Prepayment; Application of Payments;
                    Repayment Premium                          22
     SECTION 2.12   Fees                                       23
     SECTION 2.13   Participations                             23
     SECTION 2.14   Extensions of Revolving Loan
                    Termination Date                           24

SECTION 3.     CONDITIONS                                      24
     SECTION 3.01   Documents Required for the Closing         24
     SECTION 3.02   Certain Events                             26

SECTION 4.     [Intentionally omitted]                         27

SECTION 5.     REPRESENTATIONS, WARRANTIES AND SURVIVAL        27
     SECTION 5.01   Representations and Warranties             27
     SECTION 5.02   Survival                                   30
     SECTION 5.03   No Default                                 31

SECTION 6.     COVENANTS                                       31
     SECTION 6.01   Affirmative Covenants                      31
     SECTION 6.02   Negative Covenants                         33

SECTION 7.     DEFAULT                                         36
     SECTION 7.01   Events of Default                          36
     SECTION 7.02   Remedies                                   38

SECTION 8.     MISCELLANEOUS                                   38
     SECTION 8.01   Construction                               38

     SECTION 8.02   Further Assurance                          39
     SECTION 8.03   Enforcement and Waiver by Bank             39
     SECTION 8.04   Expenses of Bank                           39
     SECTION 8.05   Notices                                    39
     SECTION 8.06   Waiver and Release by Borrower             40
     SECTION 8.07   Applicable Law                             41
     SECTION 8.08   Binding Effect; Assignment and Entire
                    Agreement                                  41
     SECTION 8.09   Severability                               41
     SECTION 8.10   Counterparts                               41
     SECTION 8.11   Headings                                   41
     SECTION 8.12   Modification                               41
     SECTION 8.13   Third Parties                              41
     SECTION 8.14   Seal                                       41
     SECTION 8.15   Waiver of Jury Trial                       41
     SECTION 8.16   Jurisdiction                               42
     SECTION 8.17   Indemnity                                  42
     SECTION 8.18   Most Favored Lender                        42

                 AMENDED AND RESTATED LOAN AGREEMENT

     THIS AMENDED AND RESTATED LOAN AGREEMENT, dated as of March 26, 1998 (herein called the "Agreement"), is entered into between KULICKE AND SOFFA INDUSTRIES, INC., a Pennsylvania corporation (the "Borrower") and PNC BANK, NATIONAL ASSOCIATION, a national banking association, successor by merger to Midlantic Bank, N.A. (the "Bank").


                            WITNESSETH:

     A. Borrower desires to establish certain financing arrangements with and borrow funds from Bank and Bank is willing to establish such arrangements for and make loans and advances to Borrower under the terms and provisions hereinafter set forth.

     B. The parties desire to define the terms and conditions of their relationship and to reduce their agreements to writing.

     C. It is intended hereby to restate the terms of all prior agreements between the parties relative to the credit facilities included herein, including the terms of (i) that certain Loan Agreement dated November 27, 1991 by and between Borrower and Bank, as amended to date, (ii) that certain Restated Loan Agreement dated September 14, 1995 by and between Borrower and Bank, as amended to date and (iii) that certain Restated Loan Agreement dated April 10, 1996 by and between Borrower and Bank, as amended to date.

     NOW, THEREFORE, the parties hereto, intending to be legally bound, covenant and agree as follows:

SECTION 1.     DEFINITIONS AND RULES OF INTERPRETATION.

     SECTION 1.01   Definitions.

     "Alternate Currency" shall mean, in each case subject to availability, any of the following currencies: Australian Dollars, British Pounds Sterling, Canadian Dollars, Deutsche Mark, French Francs, Italian Lira, Spanish Pesetas, Swiss Francs and Japanese Yen, together with such other freely convertible foreign currencies as may be requested by Borrower and are acceptable to Bank in its sole discretion.

     "Annual Financial Statements" shall mean the annual financial statements of Borrower and its Subsidiaries, including all notes thereto, which statements shall include a balance sheet as of the end of a fiscal year and an income statement and a statement of cash flows for such year, all setting forth in comparative form the corresponding figures from the previous year, all prepared in conformity with Generally Accepted Accounting Principles and accompanied by a financial audit of independent certified public accountants who are reasonably satisfactory to Bank which shall state that such accountants have audited such financial statements and that such financial statements are in conformity with Generally Accepted Accounting Principles.

     "Applicable Percentage" shall mean, for purposes of calculating the Unused Commitment Fee payable under Section
2.12(A) hereof:

     (1) .15% for any Quarterly Period next following a fiscal quarter in which Borrower's Leverage Ratio equals or is less than fifteen percent (15%), as reflected in Borrower's Compliance
Certificate for such fiscal quarter;

     (2) .175% for any Quarterly Period next following a fiscal quarter in which Borrower's Leverage Ratio is greater than fifteen percent (15%) and equal to or less than thirty percent
(30%), as reflected in Borrower's Compliance Certificate for such fiscal quarter;

     (3) .20% for any Quarterly Period next following a fiscal quarter in which Borrower's Leverage Ratio is greater than thirty percent (30%), as reflected in Borrower's Compliance Certificate for such fiscal quarter.

     "Bank Indemnitees" shall mean Bank, any pledgee, assignee or subsequent holder or owner of the Note or any interest in the Note, including each Participant, any affiliate, successor, assign or subsidiary of Bank or any Participant, and each of their respective shareholders, members, directors, officers, employees, counsel, agents and contractors, as well as their respective heirs, beneficiaries, administrators, executors, personal representatives, trustees, receivers, successors and assigns.

     "Business Day" shall mean a day, other than a Saturday or Sunday, on which Bank is open for business.

     "Closing Date" shall mean the date of this Agreement.

     "Collateral Documents" shall mean all of the documents and instruments to be executed and delivered to Bank by either
Borrower or any Subsidiary in connection with the transactions described in or contemplated by this Agreement.

     "Dollar Equivalent" shall mean, as of any date of determination, the amount determined by Bank in accordance with its usual procedures as the amount of U.S. Dollars when converted from the Alternate Currency at Bank's spot selling rate for such Alternate Currency.

     "Domestic Subsidiary" shall mean any corporation or other legal entity organized under the laws of any jurisdiction in the United States of America of which Borrower either directly or indirectly owns more than seventy-five percent (75%) of any class or classes of securities or other similar units of ownership or control.

     "EBITA" shall mean net income plus the sum of interest expense, taxes and amortization during the period for which net income was calculated, provided that there shall not be included in net income (a) any gains resulting from the write-up of assets; (b) any proceeds of any life insurance policy; or (c) any gain or loss which is classified as "extraordinary" in accordance with Generally Accepted Accounting Principles. (Net income can be less than zero for all purposes of this Agreement.)

     "ERISA" shall mean the Employee Retirement Income Security
Act of 1974, as amended.

     "Event of Default" shall mean an event specified in Section
7 hereof.

     "Financial Statements" means any Annual Financial
Statements.

     "Foreign Subsidiary" shall mean any corporation or other legal entity organized under the laws of any jurisdiction other than those which comprise any part of the United States of America of which Borrower either directly or indirectly owns more than seventy-five percent (75%) of any class or classes of securities or other similar units of ownership or control.

     "Generally Accepted Accounting Principles" or "GAAP" shall mean, with respect to any Person, such accounting practice as, in the opinion of the independent accountants retained by such Person and who are reasonably acceptable to Bank, conforms at the time to generally accepted accounting principles, consistently applied. Generally accepted accounting principles means those principles and practices which are (a) recognized as such by the Financial Accounting Standards Board, (b) applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the most recent financial statements of the relevant Person furnished to Bank, and (c) consistently applied for all periods after the date hereof so as to reflect properly the financial condition, and results of operations and cash flows, of such Person. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder shall be prepared in accordance with such change. Solely for purposes of this Agreement, if any such material change is made, then either (i) the financial covenants shall be appropriately modified by agreement between the parties to reflect such change or (ii) if no such agreement is reached, the financial covenant compliance computations shall be computed without regard to such change.

     "Guaranty" shall mean each Guaranty and Suretyship Agreement which is now or hereafter executed by any of the then-current Domestic Subsidiaries and delivered to Bank in accordance with the provisions of Sections 3.01(G) or 6.02 of this Agreement.

     "Indebtedness" shall mean all items of indebtedness, obligation or liability, due or to become due, liquidated or unliquidated, direct or contingent, joint or several, of any nature whatsoever and out of whatever transaction arising, including, without limitation:

     (A) All indebtedness guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse;

     (B) All indebtedness in effect guaranteed, directly or indirectly, through agreements, contingent or otherwise to (l) purchase such indebtedness, (2) purchase, sell or lease (as lessee or lessor) property, products, materials or supplies, or to purchase or sell services, primarily for the purpose of enabling any debtor to make payment of such indebtedness or to assure the owner of the indebtedness against loss, or (3) supply funds to or in any other manner invest in any debtor;

     (C) All indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance upon property owned or acquired subject to such mortgage, deed of trust, pledge, lien, security interest, charge or encumbrance, whether or not the liabilities secured thereby have been assumed; and

     (D) All indebtedness incurred as the lessee of goods or services under leases that, in accordance with GAAP, consistently applied, should be reflected on the lessee's balance sheet.

     "Interest Coverage Ratio" shall mean, as of any date, the ratio of (a) EBITA for the 12 months then ended, to (b) interest expenses for such period.

     "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Investment" shall mean for purposes of Section 6.02(A) hereof any loan or advance to or equity investment in any Person by Borrower or any Subsidiary.

     "Laws" shall mean all ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any government or political subdivision or agency thereof or any court or similar entity established by any thereof.

     "Leverage Ratio" means, as of any date, the ratio of (a)
Senior Indebtedness as of such date to (b) the sum of Senior
Indebtedness and Net Worth on such date.

     "Liquidity Ratio" shall mean, as of any date, the sum of cash, cash investments which constitute Permitted Investments (valued at then-current market prices) and accounts receivable as of such date, divided by the sum of current liabilities and the outstanding principal balance of all Senior Indebtedness as of such date.

     "Material Adverse Effect" shall mean any specified event, condition or occurrence as to Borrower which individually or in the aggregate with any other such event, condition or occurrence and whether through the effect on Borrower's business, property, prospects, profits or condition (financial or otherwise) or otherwise could reasonably be expected to (a) result in, to the extent not fully covered by insurance, any liability, loss, forfeiture, penalty, costs, fine, expense, payment or other monetary obligation or loss of property of Borrower in excess of 5% of Borrower's consolidated shareholder's equity, determined in accordance with GAAP, as reflected in Borrower's then most recently prepared annual or quarterly financial statements, and/or (b) materially impair the ability of Borrower to meet all of its Obligations to Bank.

     "Material Subsidiary" shall mean any Subsidiary in which either (i) the aggregate revenue generated by such Subsidiary equals or exceeds an amount equal to ten percent (10%) of the consolidated aggregate revenues generated by Borrower and its Subsidiaries on any rolling four (4) quarter basis, or (ii) the aggregate book value of the assets of such Subsidiary equals or exceeds ten percent (10%) of the then-current book value of all the assets of Borrower and its Subsidiaries.

     "Net Worth" shall mean the excess of assets over liabilities as would be shown on a balance sheet of Borrower, prepared in accordance with GAAP, consistently applied, plus Subordinated
Indebtedness.

     "Note" shall mean the promissory note evidencing Borrower's promise to repay the Revolving Loan.

     "Obligations" shall mean the obligations of Borrower to pay the principal of and interest on the Note and to satisfy and perform all of its other existing and future obligations, liabilities and indebtedness to Bank under this Agreement and the Note, whether matured or unmatured, direct or contingent, joint or several, including, without limitation, any extensions, modifications, renewals thereof and substitutions therefor.

     "Participants" shall mean each Person to which Bank may pursuant to Section 2.13 hereof sell participations in all or any portion of the Revolving Loan.

     "Permitted Investments" shall mean (a) direct obligations of, or obligations fully and unconditionally guaranteed by, the United States of America, (b) deposit accounts in, or certificates of deposit issued by, any commercial bank in the United States of America having total capital and surplus in excess of Seventy-Five Million Dollars ($75,000,000) or certificates of deposit which are fully insured by the Federal Deposit Insurance Corporation, (c) investment grade (rated in one of the four highest rating categories) commercial paper, bankers' acceptances or similar financial instruments, (d) investment grade bonds (rated in one of the four highest rating categories),
(e) mutual funds having at least eighty percent (80%) of their assets in cash and/or investments included in (a), (b), (c) or
(d) above, (f) time deposits in commercial banks at subsidiary locations, (g) money market mutual funds, (h) floating rate notes resetting every 30 days or less (and rated in one of the four highest rating categories), (i) taxable or tax-exempt auction rate preferred stock resetting every 7, 28, 35 or 49 days (and rated in one of the four highest rating categories), (j) repurchase agreements, the collateral for which is a Permitted Investment, (k) corporate bonds and medium term notes of U.S. corporations with a maturity date not to exceed 3 years from date of investment by Borrower and a credit rating of not less than A from Standard & Poor's or Moody's, and/or (l) asset backed securities having a credit rating by Standard & Poors or Moody's of not less than A.

     "Permitted Liens" shall mean:

     (A) Liens for taxes, assessments or similar charges incurred in the ordinary course of business which are not yet due and payable;

     (B) Pledges or deposits made in the ordinary course of business to secure repayment of workers' compensation, or to participate in any fund in connection with compensation, insurance, old-age pensions or other social security programs, as well as any underlying lien, if any, being replaced by such pledge or deposit;

     (C) Liens of mechanics, materialmen, warehousemen, carriers, or other like lienors, securing obligations incurred in the ordinary course of business that are not yet due and payable;

     (D) Good faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of ten percent (10%) of the aggregate amount due thereunder unless the amount due thereunder is less than $1,000,000, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business, as well as any underlying lien, if any, being replaced by such pledge, deposit or bond;

     (E)  Liens in favor of Bank;

     (F) Purchase money security interests covering real estate or equipment in favor of the vendor or financier thereof, provided that the principal amount secured by each such security interest does not exceed the unpaid purchase price for such real estate or equipment;

     (G) Liens and encumbrances granted by (i) the Further Debenture dated October 2, 1995 between American Fine Wire Limited ("AFWL") and Rothschild Australia LTD ("RAL"), (ii) the Security Agreement dated December 31, 1992 between American Fine Wire Corporation ("AFW") and RAL and (iii) those certain Guaranty and Indemnity Agreements dated December 31, 1992 among RAL and each of AFWL, AFW & Dr. Mueller Feindraht AG, as such agreements are in effect on the date hereof (the "RAL Agreements").

     (H) Liens existing on any asset of any Person at the time such Person is acquired by Borrower and/or becomes a Subsidiary of Borrower and not created in contemplation of such event; and

     -acquired in connection with an acquisition permitted by this Agreement and securing Indebtedness incurred to complete the acquisition, so long as the ratio of the principal amount of such Indebtedness to the value of the assets secured by such Liens does not exceed fifty percent (50%), and such Indebtedness is not secured by any assets other than the newly-acquired assets.

     "Person" shall mean any individual, corporation, participation, association, joint-stock company, trust, unincorporated organization, joint venture, court or government division or agency thereof.

     "Pledge Agreement" shall mean each Pledge Agreement which is now or hereafter executed by Borrower and delivered to Bank in accordance with the provisions of Sections 3.01(H), 3.01 (K), 6.01(N) or 6.02 of this Agreement.

     "Quarterly Period" shall have the meaning given thereto in
Section 2.04(A) hereof.

     "Rates" shall mean the respective rates of interest specified in Section 2 of this Agreement.

     "Revolving Loan" shall mean the revolving loan facility established pursuant to Section 2.01 of this Agreement.

     "Revolving Loan Limit" shall mean $60,000,000.

     "Revolving Loan Termination Date" shall mean March 26, 2003 or such other later date to which Bank and Borrower may (without obligation to do so) hereafter agree in writing in connection with any renewal or extension of the Revolving Loan.

     "Senior Indebtedness" means, as of any date, all Indebtedness for borrowed money, including cash advances under the Revolving Loan and capital lease obligations, and including further, without limitation, all Indebtedness for borrowed money guaranteed by Borrower and the face amount of letters of credit for which Borrower has any reimbursement obligation other than Subordinated Indebtedness.

     "Subordinated Indebtedness" shall mean Indebtedness the repayment of which is subordinated to the Revolving Loan and all other Obligations in form and manner satisfactory to Bank and its counsel prior to the date actually incurred by Borrower.

     "Subsidiary" shall mean either a Foreign Subsidiary or a Domestic Subsidiary.

     "Unused Commitment" shall mean on any day and for purposes of Section 2.12(A) hereof, the Revolving Loan Limit minus the sum of the principal amount of cash advances and the face amount of letters of credit outstanding under Revolving Loan.

     SECTION 1.02   Interpretation of Financial Measurements;
Financial Statements.

     Except where specifically otherwise provided herein, all financial measurements shall be computed for Borrower and its Subsidiaries on a consolidated basis, and all references herein to financial statements of Borrower shall be references to such consolidated financial statements.

SECTION 2.     THE REVOLVING LOAN.

     SECTION 2.01 Revolving Loan. Under and subject to the terms and conditions of this Agreement and within the Revolving Loan Limit and as requested by an authorized officer of Borrower from time to time through but not including the Revolving Loan Termination Date, Bank hereby establishes a revolving loan facility (the "Revolving Loan") pursuant to which Bank will from time to time make cash advances to Borrower in either U.S. Dollars or in any Alternate Currency and issue letters of credit for the account of Borrower in U.S. Dollars. Notwithstanding the foregoing, the aggregate face amount of all then-currently issued and outstanding letters of credit issued in connection with the Revolving Loan shall not exceed an amount equal to $5,000,000.
In no event shall the sum of (i) the aggregate unpaid principal amount of advances made in connection with the Revolving Loan in U.S. Dollars (individually, a "Domestic Advance" and collectively, the "Domestic Advances"), (ii) the aggregate face amount of all then-currently issued and outstanding letters of credit issued in connection with the Revolving Loan and (iii) the Dollar Equivalent of all unpaid principal amount of advances made in connection with the revolving Loan in an Alternate Currency (individually, an "Alternate Currency Advance" and collectively, the "Alternate Currency Advances") exceed the Revolving Loan Limit. Unless sooner terminated pursuant to any other provision of this Agreement, the Revolving Loan will terminate and the entire principal balance of the Revolving Loan, together with all unpaid accrued interest thereon, shall be repaid on the Revolving Loan Termination Date, without notice or demand. This shall include, as to letters of credit outstanding on the Revolving Loan Termination Date, payment by Borrower to Bank on the Revolving Loan Termination Date of cash or cash equivalents acceptable to Bank in an amount equal to the face amount of all outstanding letters of credit. Cash advance made in connection with the Revolving Loan must be requested and made in multiples of $50,000. Each request for an advance under the Revolving Loan must be received by Bank by 12:00 noon, Eastern time, at least three (3) Business Days prior to the date of proposed disbursement, must specify the date of borrowing and the amount thereof and may be made by telephone, confirmed in writing as Bank may require. Borrower authorizes Bank to accept telephonic requests for advances, and Bank shall be entitled to rely upon the authority of any person providing such instructions. Borrower hereby indemnifies and holds Bank harmless from and against any and all damages, losses, liabilities, costs and expenses (including reasonable attorneys' fees and expenses) which may arise or be created by the acceptance of such telephone requests or making such advances, except to the extent caused by Bank's gross negligence or willful misconduct. Bank will enter on its books and records, which entry when made will be rebuttably presumed correct, the date, the amount and the currency of each advance, the interest rate and Rate Period applicable thereto, as well as the date, amount and currency of each payment made by Borrower. Upon the fulfillment of all applicable conditions to such advance set forth herein, Bank will make such funds available to Borrower by depositing same in Borrower's deposit account with Bank or by issuing a letter of credit in accordance with Borrower's then-current written instructions. The outstanding principal balance under the Revolving Loan may fluctuate from time to time, to be reduced by repayments made by Borrower, to be increased by future loans, advances and extensions of credit which may be made by Bank, to or for the benefit of Borrower.

     SECTION 2.02 The Note. Contemporaneously herewith, Borrower will execute and deliver to Bank the Note to evidence Borrower's obligation to repay Bank for all amounts due or which may become due in connection with the Revolving Loan, with interest, all as more fully described in the Note, the terms of which are incorporated herein by reference.

     SECTION 2.03 Use Of Revolving Loan Proceeds. Advances under the Revolving Loan shall be used by Borrower exclusively for general corporate purposes including, without limitation, acquisitions of, and investments in, other entities as permitted under this Agreement.

     SECTION 2.04   Interest Rates and Calculation of Interest.
     (A) As used in this Section 2.04, the following terms shall have the following meanings:

          (i) "Applicable Margin" means, with respect to principal of the Revolving Loan for which a LIBOR Rate election is being made:

     (1) .40 percentage points for any Quarterly Period next following a fiscal quarter in which Borrower's Leverage Ratio equals or is less than fifteen percent (15%), as reflected in Borrower's Compliance Certificate for such fiscal quarter;

     (2) .60 percentage points for any Quarterly Period next following a fiscal quarter in which Borrower's Leverage Ratio is greater than fifteen percent (15%) and equal to or less than thirty percent (30%), as reflected in Borrower's Compliance Certificate for such fiscal quarter;

     (3) .80 percentage points for any Quarterly Period next following a fiscal quarter in which Borrower's Leverage Ratio is greater than thirty percent (30%), as reflected in Borrower's
Compliance Certificate for such fiscal quarter.

With respect to principal of the Revolving Loan for which a LIBOR
Rate election is made, the Applicable Margin will remain fixed for the applicable Rate Period regardless of any change in Borrower's Leverage Ratio during such Rate Period.

          (ii)   "Base Rate" means the higher of (1) the Prime
Rate minus one-fourth of one percentage point (.25%) or (2) the Fed Funds Rate plus one-half of one percentage point (.50%).

          (iii) "Fed Funds Rate" means as of any date the federal funds "offered" rate as most recently published in the Money Rate section of the Wall Street Journal, provided that if such rate ceases to be published, the Fed Funds Rate may be based on such other index as Bank reasonably determines to be comparable to such published rate.

          (iv) "Good Business Day" means any day when both Bank and banks in London, England are open for business.

          (v) "LIBOR RATE" means, with respect to principal of the Revolving Loan, for any day during each Rate Period, (a) the per annum rate of interest determined by Bank by dividing

(the resulting quotient, rounded upwards, if necessary to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by the Bank in accordance with its usual procedures (which determination shall be conclusive, absent manifest error) to be the "offered" rate for deposits of dollars (or in the case of Alternate Currency Advances, the offered rate for deposits of such Alternate Currency), as quoted by Exco-Noonan Incorporated (or appropriate successor or, if Exco-Noonan or its successor ceases to provide such quotes, a comparable replacement as determined by the Bank) as evidenced on Dow Jones Markets Service (formerly known as Telerate) display page 4756 or, in the case of Alternate Currency Advances, the appropriate display page for such Alternate Currency (or such other display page on the Dow Jones Markets Service system as may replace display page) two (2) Good Business Days prior to the first day of such Rate Period for an amount comparable to such Revolving Loan and having a borrowing date and a maturity comparable to such Rate Period by
(ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage, plus (b) the Applicable Margin. The LIBOR rate may also be expressed by the following formula:

        Dow Jones Markets Service offered rate for such currency, LIBOR Rate = as quoted by Exco-Noonan or appropriate successor
            +  the Applicable Margin

                  1.00 - Euro-Rate Reserve Percentage

          (vi) "Euro-Rate Reserve Percentage" means the maximum effective percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities").

          (vii) "Maximum Tranches" means as of any date five (5) (including Revolving Loans representing Domestic Advances and Alternate Currency Advances) minus, if on such date there is principal outstanding on the Revolving Loan earning interest at the Base Rate, one (1).

          (viii) "Notification" means, with respect to all periods in which the LIBOR Rate is in effect, telephonic notice (which shall be irrevocable) by an authorized officer of a Borrower to Bank, which notice shall be given no later than 10:00 a.m. Philadelphia time, on the day which is at least four (4) Business Days prior to the Business Day on which such rate is to become effective, which notice shall specify (a) that a LIBOR Rate is being selected for a portion of outstanding principal of the Revolving Loan, (b) the principal amount of the Revolving Loan to be subject to such rate; (c) the Rate Period(s) selected; and (d) the date on which such request is to become effective

(which date shall be a date selected in accordance with Section
2.04(B) hereof).

          (ix) "Prime Rate" means the rate publicly announced by Bank from time to time as its prime rate. The Prime Rate is determined from time to time by Bank as a means of pricing some loans to its borrowers. The Prime Rate is not tied to any external rate of interest or index, and does not necessarily reflect the lowest rate of interest actually charged by Bank to any particular class or category of customers.

          (x) "Quarterly Period" means the period of approximately three (3) calendar months commencing on the date that Borrower in fact provides Bank with a Compliance Certificate pursuant to Section 6.01(A)(3) of this Agreement and continuing until the earlier of the date that Borrower either actually provides or is next required to provide Bank with a Compliance Certificate pursuant to Section 6.01(A)(3) of this Agreement.

          (xi) "Rate Period" means, with respect to all periods in which to the LIBOR Rate is in effect, the period of time for which a particular LIBOR Rate shall apply to a portion of the principal of the Revolving Loan. Rate Periods for principal earning interest at the LIBOR Rate shall be for periods of 30, 60, 90 or 180 days, and for no other length of time, provided that no Rate Period may end on other than a Business Day, or after the Revolving Loan Termination Date.

     (B)(1) Domestic Advances. The outstanding principal balance of Domestic Advances of the Revolving Loan shall accrue interest at the Base Rate such that, if and when either the Prime Rate or the Fed Funds rate changes, and if such change causes the Base Rate to change, the rate of interest with respect to any advance to which the Base Rate applies shall change automatically without notice to Borrower, effective on the date of any such change. Notwithstanding the foregoing, by giving Notification, Borrower may request to have all or a portion of the outstanding principal of Domestic Advances of the Revolving Loan accrue interest instead at the LIBOR Rate as follows: (i) with respect to such principal amount of such Revolving Loan, from the date of such Domestic Advance until the end of the Rate Period specified in the Notification; and/or (ii) with respect to the principal amount of such Revolving Loan outstanding and earning interest at the LIBOR Rate at the time of the Notification related to such principal amount, from the expiration of the then-current Rate Period related to such principal amount until the end of the Rate Period specified in the Notification; and/or (iii) with respect to all or any portion of the principal amount of such Revolving Loan outstanding and earning interest at the Base Rate at the time of Notification, from the date set forth in the Notification until the end of the Rate Period specified in the Notification.

     (2) Alternate Currency Advances. The outstanding principal balance of Alternate Currency Advances of the Revolving Loan shall accrue interest at the LIBOR Rate as follows: (i) with respect to such principal amount of such Revolving Loan, from the date of such Alternate Currency Advance until the end of the Rate Period specified in the Notification; and/or (ii) with respect to the principal amount of such Revolving Loan outstanding and earning interest at the LIBOR Rate at the time of the Notification related to such principal amount, from the expiration of the then-current Rate Period related to such principal amount until the end of the Rate Period specified in the Notification. In the event Borrower fails to provide a timely Notification, such Revolving Loan shall accrue interest at the LIBOR Rate for a one month Rate Period. Borrower shall repay all principal and interest then-currently due and owing in connection with each Alternate Currency Advance in the Alternate Currency in which the underlying advance in question was made.

     (3) Borrower understands and agrees: (i) that the LIBOR Rate applicable to any portion of outstanding principal of the Revolving Loan may be different from the LIBOR Rate applicable to any other portion of outstanding principal of the Revolving Loan,
(ii) that no more than the Maximum Tranches of principal of the Revolving Loan bearing interest at the LIBOR Rate may be outstanding at any one time, (iii) that the minimum amount of principal to which any LIBOR Rate shall apply shall be $1,000,000, and (iv) that Bank shall have the right to terminate any Rate Period, and the interest rate applicable thereto, prior to maturity of such Rate Period, if Bank determines in good faith (which determination shall be conclusive) that continuance of such interest rate has been made unlawful by any Law to which Bank or any Participant may be subject, in which event the principal to which such terminated Rate Period relates thereafter shall earn interest at the Base Rate.

     (4) Borrower shall indemnify Bank and any Participant against any and all loss or expense (excluding loss of margin) which Bank or such Participant has sustained or incurred as a consequence of: (a) any payment of any principal amount earning interest at the LIBOR Rate on a day other than the last day of the corresponding Rate Period (whether or not any such payment is made pursuant to acceleration upon or after an Event of Default, by reason of optional or mandatory prepayment, or for any other reason, and whether or not any such payment is consented to by Bank, unless Bank shall have expressly waived such indemnity in writing), other than in connection with a prepayment made under the circumstances set forth in Sections 2.04 (B)(5) or 2.04(B)(6) hereof; (b) any attempt by Borrower to revoke in whole or part any Notification given pursuant to this Agreement; or (c) any attempt by Borrower to convert or renew any principal amount earning interest at the LIBOR Rate on a day other than the last day of the corresponding Rate Period (whether or not such conversion or renewal is consented to by Bank, unless Bank shall have expressly waived such indemnity in writing).

     (5) In the event that, as a result of any changes in applicable Law or the interpretation thereof, it becomes unlawful for Bank or any Participant to maintain Eurodollar liabilities sufficient to fund any LIBOR Rate loan, then Bank's obligations to convert to or maintain a LIBOR Rate shall be suspended until such time as Bank or such Participant may again cause the LIBOR Rate to be applicable to its share of the Revolving Loan and such principal earning interest at the LIBOR Rate shall accrue interest instead at the Base Rate.

     (6) The LIBOR Rate may, upon five (5) days' prior notice to Borrower, be adjusted by Bank on a prospective basis to take into account the additional or increased cost of maintaining any necessary reserves for Eurodollar deposits (but without duplication for any adjustment made on account of Eurocurrency Reserve Requirements in determining the LIBOR Rate) or increased costs due to changes in applicable law or regulation or the interpretation thereof occurring subsequent to the commencement of the then applicable Rate Period, including but not limited to changes in tax laws (except changes of general applicability in corporate income tax laws as they affect financial institutions) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor) that increase the cost to Bank or any Participant of funding the LIBOR Rate. Bank shall promptly give Borrower notice of such a determination and proposed adjustment, which determination shall be conclusive as to the correctness of the fact and the amount of such proposed adjustment. Borrower may, by written notice to Bank provided within two (2) Business Days after the date of Bank's notice to Borrower of such proposed adjustment, (a) request Bank to furnish to Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, and/or (b) prepay that portion of principal of the Revolving Loan accruing interest at the LIBOR Rate with respect to which such adjustment is made, and/or (c) elect to have that portion of principal of the Revolving Loan accruing interest at the LIBOR Rate accrue interest, effective on the first Business Day after Bank's receipt of such written notice, at the Base Rate for the balance of the applicable Rate Period.

     (7) In the event that Borrower shall have requested the LIBOR Rate in accordance herewith and Bank shall have reasonably determined that Eurodollar deposits equal to the amount of the principal to earn interest at the LIBOR Rate and for the Rate Period specified are unavailable, impractical or unlawful with respect to Bank or any Participant, or that the rate based on the LIBOR Rate will not adequately and fairly reflect the cost to Bank or any Participant of the LIBOR Rate applicable to the specified Rate Period, of making or maintaining the principal amount of the Revolving Loan at the LIBOR Rate specified by Borrower during the Rate Period specified, or that by reason of circumstances affecting Eurodollar markets, adequate and reasonable means do not exist for ascertaining the rate based on the LIBOR Rate applicable to the specified Rate Period, Bank shall promptly give notice of such determination to Borrower that the LIBOR Rate is not available. A determination by Bank hereunder shall be conclusive evidence of the correctness of the fact and amount of such additional costs or unavailability. Upon such a determination, (i) the right of Borrower to select, convert to, or maintain a LIBOR Rate shall be suspended until Bank shall have notified Borrower that such conditions shall have ceased to exist, and (ii) that portion of the Revolving Loan subject to the requested LIBOR Rate shall accrue interest instead at the Base Rate.

     (C) Interest accruing at the LIBOR Rate (other than in the case of advances in British Pounds Sterling) shall be computed on the basis of a 360 day year but charged for the actual number of days elapsed, while interest accruing at the Base Rate or advances in British Pounds Sterling shall be computed on the basis of a 365 or 366 day year, as the case may be. Notwithstanding the foregoing, interest on advances made in any additional Alternate Currency that may subsequently be permitted by Bank, in its discretion, after the date of this Agreement, will be calculated on the then-current normal basis for similar advances made by commercial lenders in such subsequently permitted Alternate Currency advance.

     (D) If, at any time, any of the Rates shall be finally determined by any court of competent jurisdiction, governmental agency or tribunal to exceed the maximum rate of interest permitted by any applicable Laws, then, for such time as such Rate would be deemed excessive, application thereof shall be suspended and there shall be charged in lieu thereof the maximum rate of interest permissible under such Laws.

     (E) Should there occur an Event of Default under this Agreement which is not cured within fifteen (15) days after the occurrence thereof, then, during the continuance of such Event of Default (i) interest on Domestic Advances shall automatically and without notice or demand increase to a rate per annum which is two (2) percentage points above the Base Rate, but in no event with respect to any portion of principal less than interest on such portion at the rate accruing prior to such Event of Default and (ii) interest on any Alternate Currency Advance or other amount due and payable in an Alternate Currency shall automatically and without notice or demand increase to a rate per annum which is equal to the sum of two hundred (200) basis points (2%) in excess of the interest rate per annum at which one (1) day deposits (or if such amount remains unpaid for more than three (3) business days, then for such other period of time as

Bank may elect) in the relevant Alternate Currency in the amount of such overdue payment are offered by major banks in the appropriate market. If at any time such deposits are not offered, then Borrower shall pay interest on such amount at the rate per annum reasonably determined by Bank in its discretion. (Collectively, such rates are referred to herein as the "Default Rate"). Interest at the Default Rate shall continue to accrue notwithstanding the entry of any judgment hereon or on the Note, and all such judgments shall bear interest at the Default Rate provided for herein.

     (F) Interest on the Revolving Loan shall be payable quarterly on the first day of each calendar quarter or, as to interest accruing at the LIBOR Rate, on the last day of the Rate
Period or on the 90th day of the Rate Period if the Rate Period exceeds 90 days.

     SECTION 2.05 Payments to Bank. All payments of interest on and principal of the Revolving Loan, all fees and all other sums payable to Bank hereunder shall be paid directly to Bank in immediately available funds at such address as Bank shall designate from time to time in writing to Borrower, in such currency of the United States of America as is, at the time of payment, legal tender for the payment of public and private debts, except that in the case of Alternate Currency Advances, Borrower shall make each payment of interest and shall repay principal in the Alternate Currency in which the Alternate Currency Advance in question was originally made. To the extent Bank sends Borrower statements of any amounts due or outstanding hereunder for interest or principal, such statements shall be considered correct and conclusively binding on Borrower unless Borrower notifies Bank in writing to the contrary within ten (10) days of the date any statement which it deems to be incorrect is received by Borrower, specifying the reason for its position. Bank is hereby irrevocably authorized to charge Borrower's deposit accounts with Bank, and/or charge the Revolving Loan, for any and all principal, interest and any other amounts due from Borrower to Bank hereunder and under any of the Collateral Documents.

     SECTION 2.06 Exchange Rate Indemnification. (a) The specification herein that payment be made in U.S. Dollars or a specific Alternate Currency, as the case may be, at such office or offices of Bank as Bank shall from time to time designate is of the essence for purposes of the transactions described in this Agreement. Thus, if payment is not made in the currency due hereunder (the "Contractual Currency") or if any court or tribunal shall render a judgment or order for the payment of amounts due hereunder and such judgment is expressed in a currency other than the Contractual Currency, Borrower shall indemnify and hold Bank harmless against any deficiency in terms of the amount received by Bank arising or resulting from any variation as between (i) the rate of exchange at which the

Contractual Currency is converted into the currency actually received or the currency in which the judgment is expressed (the "Received Currency") and (ii) the rate of exchange at which Bank would, in accordance with normal banking procedures, be able to purchase the Contractual Currency with the Received Currency by Bank on the Business Day following receipt of the Received Currency. If the court or tribunal has fixed the date on which the rate of exchange is determined for the conversion of the judgment currency into the Contractual Currency (the "Conversion Date") and if there is a change in the rate of exchange prevailing between the Conversion Date and the date of receipt by Bank, then Borrower will, notwithstanding such judgment or order, pay such additional amount as may be necessary to ensure that the amount paid in the Received Currency when converted at the rate of exchange prevailing on the date of receipt will produce the amount then due to Bank from Borrower hereunder in the Contractual Currency. In the event that, as a result of the exchange rate variations set forth in this Section 2.06(a), funds received by Bank in the Received Currency exceed the corresponding amounts due in the Contractual Currency (including but not limited to principal, accrued interest and associated costs and expenses, if any), such excess amount shall be promptly remitted to Borrower.

     (b) If Borrower shall wind up, liquidate, dissolve or become bankrupt while there remains outstanding (i) any amounts owing to Bank in connection with the Revolving Loan, (ii) any damages owing to Bank in respect of a breach of any of the terms hereof or (iii) any judgment or order rendered in respect of such amounts or damages, Borrower shall indemnify and hold Bank harmless against any deficiency in terms of the Contractual Currency in the amounts received by Bank arising or resulting from any variation as between (i) the rate of exchange at which the Contractual Currency is converted into another currency (the "Liquidation Currency") for purposes of such winding-up, liquidation, dissolution or bankruptcy with regard to the amount in the Contractual Currency due or contingently due hereunder or under any judgment or order into which the relevant obligations hereunder shall have been merged and (ii) the rate of exchange at which Bank could, in accordance with normal banking procedures be able to purchase the Contractual Currency with the Liquidation Currency at the earlier of (A) the date of payment of such amounts or damages and (B) the final date or dates for the filing of proofs of a claim in a winding-up, liquidation, dissolution or bankruptcy. As used in the preceding sentence, the "final date or dates for the filing of proofs of a claim in a winding-up, liquidation, dissolution or bankruptcy" shall be the date fixed by the liquidator or other appropriate person or otherwise applicable under the applicable law as being the last practicable date as of which the liabilities of Borrower may be ascertained for such winding-up, liquidation, dissolution or bankruptcy before payment by the liquidator or other appropriate person in respect thereof.

     (c) Borrower agrees to indemnify Bank against any loss or expense (excluding loss of margin) which Bank may sustain or incur in liquidating or employing deposits from third parties acquired to effect, fund or maintain any Alternative Currency Advance or any part thereof as a consequence of (i) Borrower's failure to make a payment on the due date thereof, (ii) Borrowers' failure to borrow under, convert to or renew under the applicable interest rate on the proposed effective date of such borrowing, conversion or renewal, or (iii) Borrower's payment, prepayment or conversion of any Alternative Currency Advance on a day other than the last day of the applicable Rate Period, other than a prepayment under the circumstances set forth in Section
2.07. Bank's determination of an amount payable under this paragraph (c) shall, in the absence of manifest error, be conclusive and shall be payable on demand.

     (d) If any withholding or other tax required to be paid by Borrower hereunder is not paid and is imposed on and paid by Bank, Borrower shall indemnify Bank and reimburse Bank for the amount of such payment, together with any interest, penalties and expenses in connection therewith, whether or not such tax shall have been correctly or legally imposed.

     (e) The indemnities provided by this Section 2.06 shall constitute obligations of Borrower separate and independent from its other obligations hereunder, shall give rise to separate and independent causes of action against Borrower, shall apply irrespective of any indulgence granted by Bank from time to time and shall continue in full force and effect notwithstanding any judgment or order or the filing of any proofs of claim in the winding-up, liquidation, dissolution or bankruptcy of Borrower for a liquidated sum in respect of other amounts due hereunder or any damages owing to Bank in respect of any breach of the terms hereof or of any other Loan Document or any judgment rendered in respect of such amounts or damages.

     SECTION 2.07 Special Provisions Regarding Alternate Currencies. If Bank determines that (a) by reason of circumstances affecting the market generally, adequate means do not exist for ascertaining a rate of interest for the applicable Alternate Currency, or (b) it has become unlawful, impractical or commercially unreasonable for Bank to make or maintain an advance at a particular Alternate Currency, then Bank shall give notice thereof to Borrower. Thereafter, (x) Borrower shall repay the applicable advance in the Alternate Currency at the expiration of the then current Rate Period and convert such advance to an available Alternate Currency or domestic currency on such expiration date, (y) Borrower's option to permit advances in such Alternate Currency shall be suspended, and (z) the interest rate shall be converted at the expiration of the then current term, at Borrower's election, to a rate in an available Alternate Currency, or to either the Base Rate or the LIBOR Rate. In addition, if, after the Closing Date, any enactment, promulgation or adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for Bank to make or maintain or fund loans at the applicable rate in the Alternate Currency, Bank shall notify Borrower. Upon receipt of such notice, (a) the applicable portion shall be repaid and converted to an available Alternate Currency or domestic currency, and (b) the interest rate shall be converted, at Borrower's election, to a rate quoted by Bank in an available Alternate Currency, or to either the LIBOR Rate or the Base Rate, in both cases on either (i) the last day of the then current Rate Period, if Bank may lawfully continue to maintain loans at such rate and Alternate Currency to such day, or (ii) immediately if Bank may not lawfully continue to so maintain such loans.

     SECTION 2.08 European Monetary Union. (a) If, as a result of the implementation of the European monetary union (i) any Alternate Currency ceases to be lawful currency of the nation issuing the same and is replaced by a European common currency (the "Euro") or (ii) any Alternate Currency and the Euro are at the same time recognized by any governmental authority of the nation issuing such currency as lawful currency of such nation and Bank shall so request in a notice delivered to Borrower, then any amount payable hereunder by any party hereto in such Alternate Currency shall instead by payable in the Euro and the amount so payable shall be determined by translating the amount payable in such Alternate Currency to the Euro at the exchange rate recognized by the European Central Bank for the purpose of implementing the European monetary union. Prior to the occurrence of the event or events described in clause (i) or (ii) of the preceding sentence, each amount payable hereunder in any Alternate Currency will, except as otherwise provided herein, continue to be payable only in such Alternate Currency.

     (b) Borrower agrees, at the request of Bank, to compensate Bank for any loss, cost, expense or reduction in return that Bank shall reasonably determine to be incurred or sustained by Bank as a result of the implementation of the European monetary union and that would not have been incurred or sustained but for the transactions described in this Agreement. A certificate of Bank setting forth Bank's determination of the amount or amounts necessary to so compensate Bank shall be delivered to Borrower and shall be conclusive absent manifest error so long as such determination is made on a reasonable basis. Borrower shall pay Bank the amount shown as due on any such certificate within ten
(10) days after receipt thereof.

     (c) Borrower and Bank agree, at the time of or at any time following the implementation of the European monetary union, to use reasonable efforts to enter into an agreement amending this Agreement in order to (i) reflect the implementation of such monetary union on the transactions described in this Agreement,
(ii) permit, if feasible, the Euro to qualify as an Alternate Currency under the terms and conditions of the definition of such term in this Agreement and (iii) place Borrower and Bank in the position with respect to the settlement of payments of the Euro as they would have been with respect to the settlement of the Alternate Currencies it replaced.

     SECTION 2.09 Right of Setoff. In addition to all liens upon and rights of setoff against the money, securities or other property of Borrower given to Bank by law, Bank shall have, with respect to Borrower's obligations to Bank under this Agreement and to the extent permitted by law, a contractual possessory security interest in and a contractual right of setoff against, and Borrower hereby assigns, conveys, delivers, pledges and transfers to Bank all of Borrower's right, title and interest in and to, all deposits, moneys, securities and other property of Borrower now or hereafter in the possession of or on deposit with, or in transit to, Bank whether held in a general or special account or deposit, whether held jointly with someone else, or whether held for safekeeping or otherwise, excluding, however, all IRA, Keogh, and trust accounts. Every such security interest and right of setoff may be exercised upon or after the occurrence of an Event of Default and during the continuance thereof without demand upon or notice to Borrower. Every such right of setoff shall be deemed to have been exercised immediately upon the occurrence of an Event of Default hereunder without any action of Bank, although Bank may enter such setoff on its books and records at a later time.

     SECTION 2.10 Due Date Extension. If any payment of principal of, or interest on any of the Revolving Loan or any payment of any fee provided for herein or any other amount due hereunder shall fall due on a day which is not a Business Day of Bank, then such due date shall be extended to the next succeeding Business Day and additional interest and fees shall accrue and be payable for the period of such extension.

     SECTION 2.11   Mandatory Prepayment; Optional Prepayment;
Application of Payments; Repayment Premium.

     (a) In the event the aggregate principal amount of the Revolving Loan (including the face amount of all outstanding letters of credit and all related reimbursement obligations) shall at the time of any determination of the Revolving Loan Limit be in excess of the Revolving Loan Limit at such time, Borrower will forthwith without notice or demand, repay and reduce the principal balance of the Revolving Loan in an aggregate amount equal to such excess.

     (b) Borrower may at its option but subject to the terms of subpart (d) below and Section 2.04(B)(4) and Section 2.06, prepay the principal of any Domestic Advance or Alternate Currency Advance. Notwithstanding the foregoing, if Borrower prepays all or any part of any Domestic Advance or any Alternate Currency Advance which is accruing interest at the then-current LIBOR Rate on any day other than the last day of the applicable Rate Period, Borrower also shall pay to Bank, on demand therefor, the Cost of Prepayment. For the purposes hereof, the term "Cost of Prepayment" means such additional amount, if any (in each case as specified by Bank in a certificate setting forth the basis of such computation), as is necessary to compensate Bank for any loss or costs (excluding loss of margin) incurred by it for the remainder, if any, of the then current Rate Period as a consequence of such prepayment. The Cost of Prepayment shall also apply to any payments in respect of advances bearing interest at the LIBOR Rate made after acceleration of the maturity of the Revolving Loan.

     (c) For purposes of subparts (a) and (b), Borrower will at the time of prepayment designate the portion(s) of principal earning interest at a particular Rate(s) to which such prepayment is to be applied.

     (d) Notwithstanding anything in subparts (a) (b) to the contrary, upon acceleration by Bank of the Obligations after the occurrence of an Event of Default, Bank may apply any and all payments to any portion of the Revolving Loan in any order as it shall in its discretion determine.

     SECTION 2.12   Fees.

     Borrower agrees to pay Bank the following fees:

     (A) Unused Commitment Fee. Borrower shall pay Bank an unused commitment fee equal to the Applicable Percentage of the daily average Unused Commitment, calculated and payable quarterly in arrears.

     (B) Letter of Credit Fees. Borrower shall pay to Bank in connection with letters of credit 1% per annum (calculated on the basis of a 360 day year) on the face amount thereof, payable upon issuance and on each anniversary thereof.

     (C) Modification Fee. Borrower shall pay Bank a loan modification fee in the amount of Fifteen Thousand Dollars
($15,000) on the Closing Date.

      SECTION 2.13 Participations. Borrower acknowledges that Bank may from time to time sell participations in all or any portion of the Revolving Loan to one or more financial institutions (each a "Participant") as participant of Bank in the Revolving Loan. In this regard, Borrower agrees that Bank may, subject to the following sentence, from time to time provide financial and other information concerning Borrower to each Participant as well as to any or prospective participant. Bank agrees to exercise all reasonable efforts to keep any information delivered or made available by Borrower confidential from anyone other than persons employed or retained by Bank who are or are expected to become engaged in evaluating, approving, structuring or administering the Revolving Loan, provided that nothing herein shall prevent Bank from disclosing such information (i) to any affiliate of Bank, (ii) upon the order of any court or administrative agency, (iii) upon the request or demand of any regulatory agency or authority having jurisdiction over Bank,
(iv) which has been publicly disclosed, (v) in connection with any litigation relating to the Revolving Loan, this Agreement or any transaction contemplated hereby to which Bank or Borrower may be a party, (vi) to the extent reasonably required in connection with the exercise of any remedy hereunder, (vii) to Bank's legal counsel and independent auditors, and (viii) to any actual or proposed Participant or assignee of all or any part of the Revolving Loan hereunder, if such other Person, prior to such disclosure, agrees for the benefit of Borrower to comply with the provisions of this Section 2.13.

     SECTION 2.14 Extensions of Revolving Loan Termination Date. At any time after the first anniversary of the Closing Date, Borrower shall be permitted to seek annual one (1) year extensions of the Revolving Loan Termination Date upon the delivery of written notice thereof to Bank. (Borrower shall not be permitted to deliver such written notices to Bank more frequently than once in any twelve (12) month period.) Within a reasonable period of time following the receipt of such notice by Bank, Borrower shall provide Bank with such information concerning its financial condition and business operations as Bank shall reasonably request in connection with the formulation of its decision to either approve or deny the request in question. Within a reasonable period of time following the receipt of such information from Borrower, Bank shall notify Borrower in writing of its decision to either approve or deny the request in question. (Notwithstanding any expressed or implied provision in this Agreement to the contrary, Bank shall be permitted to approve or deny each such extension request in its sole and absolute discretion.)

SECTION 3.     CONDITIONS.

     The making of the Revolving Loan hereunder is subject to the following conditions precedent (all documents to be in form and substance satisfactory to Bank and its counsel):

     SECTION 3.01 Documents Required for the Closing. Borrower shall have duly delivered to Bank the following on the Closing
Date:

     (A)  The Note, duly executed on behalf of Borrower;

     (B) A certified (as of the date of the Closing hereof) copy of resolutions of board of directors of Borrower authorizing the execution, delivery and performance of this Agreement, the Note, the Collateral Documents and each other document and instrument to be delivered pursuant hereto and any other instrument, agreement or document referred to herein;

     (C) A certified (as of the date of the Closing) copy of Borrower's by laws;

     (D) A certificate (dated the date of the Closing) of Borrower's corporate secretary or assistant secretary as to the incumbency and specimen signatures of the officers of Borrower executing this Agreement, the Note, the Collateral Documents and each other document to be delivered pursuant hereto or thereto;

     (E) A copy, certified as of the most recent date practicable by the appropriate Secretary of State, of Borrower's articles of incorporation, together with a certificate (dated the date of the Closing) of Borrower's corporate secretary or assistant secretary to the effect that such certificate of incorporation has not been amended since the date of the aforesaid certification;

     (F) Certificates, as of the most recent dates practicable, of the aforesaid Secretaries of State, the Secretary of State of each state in which Borrower is qualified as a foreign corporation, and the department of revenue or taxation of each of the foregoing states, as to the subsistence and good standing of Borrower;

     (G) A valid, binding and enforceable Guaranty and Suretyship Agreement from each Domestic Subsidiary (other than Kulicke and Soffa Investments, Inc., a Delaware corporation) in favor of Bank, each in form and content identical to that which is attached hereto as Exhibit 6.02(B) to this Agreement and which require each Domestic Subsidiary to be jointly and severally liable to Bank for the payment and performance by Borrower of the Obligations;

     (H) A valid, binding and enforceable Pledge Agreement from Borrower in favor of Bank in form and content identical to that which is attached hereto as Exhibit 6.01(N) to this Agreement which encumbers sixty-five percent (65%) of the Borrower's ownership interest in each Foreign Subsidiary for which either
(i) the aggregate revenue generated by such Foreign Subsidiary equals or exceeds an amount equal to ten percent (10%) of the consolidated aggregate revenues generated by Borrower and its Subsidiaries on the Closing Date, or (ii) the aggregate book value of the assets of a such Foreign Subsidiary equals or exceeds ten percent (10%) of the then-current aggregate book value of all of the assets of Borrower and its Subsidiaries as of the Closing Date, together with the original stock certificates which evidence sixty-five percent (65%) of the Borrower's ownership interest therein in accordance with and subject to the terms and provisions set forth therein.

     (I) A written opinion of counsel to Borrower, dated the date of the Closing Date and addressed to Bank, in form and substance satisfactory to Bank and its counsel;

     (J) A certificate, dated the date of the Closing Date, signed by the president or a vice president of Borrower to the effect that:

          (1)  The representations and warranties set forth in
Section 5 of this Agreement are true, complete and correct as of the date of the Closing;

          (2) No Event of Default hereunder, and no event which, with the giving of notice or the passage of time, or both, could become such an Event of Default, has occurred as of the date of the Closing;

          (3) No material adverse change has occurred in Borrower's financial condition since that reflected in the most recent Financial Statements delivered to Bank; and

          (4) All conditions to Closing set forth in this Agreement have been fulfilled.

     (K) A valid, binding and enforceable Pledge Agreement from Borrower in favor of Bank in form and content identical to that which is attached hereto as Exhibit 6.01(N) to this Agreement and which encumbers one hundred percent (100%) of the Borrower's ownership interest in Kulicke and Soffa Investments, Inc., a Delaware corporation, together with the original stock certificates which evidence such ownership interest of Borrower therein, in accordance with and subject to the terms and provisions set forth in such Pledge Agreement.

     SECTION 3.02 Certain Events. At the time of the Closing and each request for an advance or letter of credit under the Revolving Loan, no Event of Default shall have occurred and be continuing, and no event shall have occurred and be continuing which, with the giving of notice or the passage of time, or both, could constitute an Event of Default.

SECTION 4.     [Intentionally omitted]


SECTION 5.     REPRESENTATIONS, WARRANTIES AND SURVIVAL.

     SECTION 5.01   Representations and Warranties. To induce
Bank to enter into this Agreement, Borrower represents and warrants to Bank that:

     (A) Borrower is a corporation duly organized, validly existing and in good standing under the Laws of its state of incorporation as shown on Exhibit 5.01(A) to this Agreement; Borrower has the lawful power to own its property and to engage in the business it conducts, and is duly qualified and in good standing in each of the jurisdictions where the nature of its business makes such qualification necessary and where the failure to so qualify would have a Material Adverse Effect; the states in which Borrower is qualified to do business, and the addresses and counties of all places of business of Borrower, are as set forth in Exhibit 5.01(A) to this Agreement;

     (B) Borrower is not in default with respect to any of its existing Indebtedness where such default would have a Material Adverse Effect, and the making and performance of this Agreement, the Note and the Collateral Documents will not (immediately, with the passage of time, or with the giving of notice and the passage of time):

          (1) Violate the charter, minutes or by-law provisions of Borrower or violate any Laws or result in a default under any contract, agreement or instrument to which Borrower is a party or by which Borrower or its property is or may be bound, where the same would have a Material Adverse Effect, or

          (2) Result in the creation or imposition of any security interest in, or lien or encumbrance upon, any of the assets of Borrower, except such as are in favor of Bank;

     (C) Borrower has the power and authority to enter into and perform this Agreement, the Note and the Collateral Documents and to incur the Obligations herein and therein provided for, and has taken all proper and necessary action, corporate or otherwise, to authorize the execution, delivery and performance of this Agreement, the Note and the Collateral Documents;

     (D) This Agreement is and the Collateral Documents and the Note when executed and delivered will be, valid, binding and enforceable against Borrower in accordance with their respective terms, except to the extent that the enforceability thereof is limited by bankruptcy and similar laws and equitable principles affecting the rights of creditors generally;

     (E) Except as disclosed in Exhibit 5.01(E) to this Agreement, there are no judgments or judicial or administrative orders or proceedings or other litigation pending, or threatened, against or affecting Borrower in any court or before any governmental authority or arbitration board or tribunal, and Borrower is not in violation of any order of any court, governmental authority, arbitration board or tribunal or administrative agency, or any applicable statute, regulation or ordinance of the United States of America, or of any state, city, town, municipality, county or of any other jurisdiction, or of any agency thereof (including without limitation, environmental laws and regulations), which would have a Material Adverse Effect;

     (F) As of the date of the most recent Financial Statements, Borrower has not had any Indebtedness which is required by GAAP to be disclosed therein including, without limitation, liabilities for taxes and any interest or penalties relating thereto, except to the extent reflected (in a footnote or otherwise) and reserved against in the Financial Statements or as disclosed in or permitted by this Agreement. Borrower does not know of any basis for the assertion against it of any liability required by GAAP to be disclosed in the Financial Statements not fully reflected and reserved against therein;

     (G) Borrower has filed all federal, state and local tax returns and other reports as required by Law to be filed by it prior to the date hereof, has paid or caused to be paid all taxes, assessments and other governmental charges that are due and payable prior to the date hereof, and has made adequate provision for the payment of such taxes, assessments or other charges accruing but not yet payable, where the failure to do any of the foregoing would have a Material Adverse Effect, except to the extent that Borrower is contesting the same in good faith and by appropriate proceeding and an adequate reserve has been made therefor. Borrower has no knowledge of any deficiency or additional assessment against it in connection with any taxes, assessments or charges not provided for on its books the failure to pay any of which would have a Material Adverse Effect;

     (H) Except as otherwise disclosed in Exhibit 5.01(H) to this Agreement, Borrower has complied with all applicable Laws the noncompliance with which would have a Material Adverse Effect with respect to (1) restrictions, specifications or other requirements pertaining to products that it manufactures and sells or to the services it performs, or that it intends to manufacture, sell or perform, (2) the conduct or planned conduct of its business operations, and (3) the use, maintenance and operation or planned use, maintenance and operation of the real and personal property owned or leased by it in the operation or planned operation of its business. Exhibit 5.01(H) to this Agreement discloses any and all such noncompliance by Borrower with all such applicable Laws as of the date hereof;

     (I) All necessary consents, approvals or authorizations of, or filing, registration or qualification with, any Person required to be obtained by Borrower in connection with the execution and delivery of this Agreement, the Note and the Collateral Documents or the undertaking or performance of any Obligation hereunder or thereunder has been obtained;

     (J) Any employee benefit plan including those subject to ERISA maintained by Borrower or to which Borrower contributed or contributes meets the minimum funding standards established in
Section 302 of ERISA and complies in all material respects with all applicable requirements of ERISA and of the Internal Revenue Code and with all applicable rulings and regulations issued under the provisions of ERISA and the Internal Revenue Code, and no Prohibited Transaction or Reportable Event, within the meaning of
Section 4043 of ERISA, has occurred and is outstanding with respect to any employee benefit plan of Borrower. Furthermore, no employee benefit plan, including pension plan, has asserted or threatened to assert a claim or demand for withdrawal liability under ERISA as a result of any withdrawal from any said plan by Borrower or any member of its Controlled Group which has occurred on or before the date hereof;

     (K) Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Revolving Loan will be used, directly or indirectly, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock;

     (L) Borrower has obtained all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its property and assets and to the conduct of its business, the failure to obtain which would have a Material Adverse Effect;

     (M) Borrower is not a guarantor or surety of, or otherwise responsible in any manner with respect to, any undertaking of any other Person except as set forth in the Financial Statements and except for guaranties in favor of suppliers of Subsidiaries the indebtedness guarantied by which does not exceed $1,000,000 at any time outstanding in the aggregate;

     (N) Except as disclosed in Exhibit 5.01(E) to this Agreement, Borrower has no knowledge of any violations which would have a Material Adverse Effect of any state or federal statutes, regulations, laws or orders pertaining to environmental matters, including, without limitation the federal Comprehensive Environmental Response Compensation and Liability Act, Environmental Cleanup Responsibility Act and the Federal Resource Conservation and Recovery Act relating to the operations and properties of Borrower;

     (O) Except as disclosed in Exhibit 5.01(E) to this Agreement, Borrower has not received a summons, citation, notice, directive, letter or other communication, written or oral, from any state or federal agency concerning any intentional or unintentional action or omission by Borrower resulting in any material releasing, spilling, leaking, pumping, pouring, emitting, emptying, dumping or otherwise disposing of Hazardous Waste (as defined in 12 U.S.C. Section 6903(5)) or Hazardous Substance (as defined in 42 U.S.C. Section 9609(14));

     (P) Borrower has no corporate affiliates other than as set forth in Exhibit 5.01(P) to this Agreement; and

     (Q) There are no liens, security interests or other encumbrances on or affecting any of Borrower's personal or real property, other than Permitted Liens.

     SECTION 5.02 Survival. By completing the Closing, Bank does not thereby waive any breach of warranty or misrepresentation made by Borrower hereunder, or under any other document or agreement delivered to Bank at Closing or otherwise referred to herein, and all of Bank's claims and rights resulting from any breach or misrepresentation by Borrower is expressly reserved by Bank. All of the foregoing representations and warranties set forth in this Section 5 shall survive until all Obligations hereunder are paid and satisfied in full.

     SECTION 5.03 No Default. Each request by a Borrower that Bank make an advance or issue a letter of credit under the Revolving Loan shall, as of the date of such request, constitute a representation and warranty by Borrower to Bank that no Event of Default or event which with the passage of time or the giving of notice or both would constitute an Event of Default exists hereunder.

SECTION 6.     COVENANTS.

      SECTION 6.01 Affirmative Covenants. Borrower covenants and agrees with Bank that, so long as any of the Obligations hereunder remain unsatisfied or Bank has any commitment in connection therewith, it will comply with the following covenants:

     (A)  Borrower will furnish to Bank:

          (1) Within one hundred five (105) days after each fiscal year of Borrower, a copy of Borrower's Annual Financial
Statements;

          (2) Within sixty (60) days of the close of each of the first three fiscal quarters, and within one hundred twenty (120) days of the close of its fiscal year, a copy of Borrower's Form 10Q for such fiscal quarter and with its Form 10K for such fiscal year, as filed with the Securities and Exchange Commission;

          (3) Concurrently with the foregoing, a certificate (the "Compliance Certificate") of Borrower, certified by its chief financial officer, reflecting compliance or non-compliance with the financial covenants set forth in Exhibit 6.01(L) to this Agreement.

     (B) Borrower will maintain its properties and the properties of its Material Subsidiaries in good condition and repair (normal wear and tear excepted), and will pay and discharge or cause to be paid and discharged when due, the cost of repairs to or maintenance of the same, and will pay or cause to be paid all rental payments due.

     (C) Borrower will carry insurance and cause each of its Material Subsidiaries to carry insurance with reputable insurers in form and amount and against fire (with extended coverage), liability and such other risks as are customary with companies in the same or similar business in the same area as Borrower or the Material Subsidiary in question.

     (D) Borrower will pay or cause to be paid when due, and cause each of its Material Subsidiaries to pay or cause to be paid when due, all taxes, assessments and charges or levies imposed upon Borrower or the Material Subsidiary in question or on any of its property or which it is required to withhold and pay over, except where contested in good faith by appropriate proceedings with adequate reserves therefor (as determined by Borrower's certified public accountants) having been set aside on its books.

     (E) Borrower and its Material Subsidiaries will maintain complete and accurate books and records and will permit access by Bank during business hours to such books and records and will permit Bank to inspect their respective properties and operations. Bank may at any time and from time to time on reasonable notice to Borrower, audit and conduct examinations of Borrower's and any of its Subsidiaries books and records and accounts receivable and make abstracts and copies thereof.

     (F) Borrower will take all necessary steps to preserve and qualify its existence and franchises and comply with all present and future Laws applicable to it in the operation of its business, where the failure to do so would have a Material Adverse Effect, and cause each of its Subsidiaries to do the same.

     (G) Borrower will give immediate notice to Bank of (1) any litigation to which it or any of its Subsidiaries is a party if an adverse decision therein would have a Material Adverse Effect, and (2) the institution of any other suit or any administrative proceeding involving Borrower or any of its Subsidiaries that would have a Material Adverse Effect.

     (H) Borrower will notify Bank immediately upon becoming aware of the occurrence of any Event of Default or of any fact, condition or event that, with the giving of notice or passage of time, or both, could become an Event of Default, or of the failure of Borrower to observe any of its undertakings hereunder.

     (I)  [Intentionally omitted]

     (J) Borrower will (1) fund all its employee benefit plans in accordance with no less than the minimum funding standards of
Section 302 of ERISA, (2) promptly advise Bank of the occurrence of any Reportable Event or Prohibited transaction with respect to any such Employee Benefit Plan(s) and the action which Borrower propose to take with respect thereto, (3) promptly advise Bank of any claim for withdrawal liability made against it or a member of its Controlled Group and (4) cause each of its Material Subsidiaries do the same.

     (K) All Financial Statements to be furnished by Borrower to Bank shall be correct and complete, and fairly and fully present in accordance with Generally Accepted Accounting Principles the financial condition of Borrower and its Subsidiaries as of the date(s) thereof and the results of the operations for the periods covered thereby.

     (L) Borrower will comply with the financial covenants set forth in Exhibit 6.01(L) to this Agreement.

     (M) Borrower will maintain its major and primary deposit accounts with Bank.

     (N) Immediately after the time that either (i) the aggregate revenue generated by a particular Foreign Subsidiary equals or exceeds an amount equal to ten percent (10%) of the consolidated aggregate revenues generated by Borrower and its Subsidiaries in that same fiscal year, or (ii) the aggregate book value of the assets of a particular Foreign Subsidiary equals or exceeds ten percent (10%) of the then-current aggregate book value of all of the assets of Borrower and its Subsidiaries, Borrower shall execute and deliver to Bank a Pledge Agreement in form and detail identical to that which is attached hereto as
Exhibit 6.01(N) to this Agreement that covers sixty-five percent (65%) of the ownership interest of Borrower in such Foreign Subsidiary and shall also deliver the original stock certificates which evidence sixty-five percent (65%) of the ownership interest of Borrower therein to Bank in accordance with and subject to the terms and provisions set forth therein; provided that the foregoing pledge obligation shall not apply to AFW for so long as it is prohibited from executing Pledge Agreements in favor of Bank pursuant to the RAL Agreements.

     SECTION 6.02 Negative Covenants. Borrower hereby covenants and agrees that so long as any of the Obligations remain unsatisfied, without the prior written consent of Bank:

     (A) Borrower and its Subsidiaries will not hereafter (i) enter into any merger, consolidation or reorganization with any other Person, (ii) acquire any stock in any other Person, (iii) acquire all or substantially all of the assets of any other Person, (iv) acquire any partnership or joint venture interest in any other Person or (v) make any Investment in any other Person

(other than a Permitted Investment and further Investments in Subsidiaries that either have previously provided Bank with an enforceable Guaranty or whose stock has been pledged to Bank pursuant to a Pledge Agreement in the manner contemplated by
Section 6.01(N) of this Agreement), except (x) as otherwise described in Exhibit 6.02(A) to this Agreement, (y) for mergers with existing Subsidiaries where either Borrower or a wholly-owned subsidiary of Borrower is the surviving entity and (z) for mergers and acquisitions of any other Person or Investments in any other Person which satisfy all of the following conditions:

          (a) Borrower is the surviving entity with respect to any such merger;

          (b) Such merger, acquisition or Investment shall not cause the aggregate book value of all such mergers, acquisitions and Investments by Borrower and its Subsidiaries that took place during the fiscal year of Borrower in question (i) in new Subsidiaries and (ii) in existing Subsidiaries that either have not previously provided Bank with an enforceable Guaranty or whose stock was not pledged to Bank pursuant to a Pledge Agreement in the manner contemplated by Section 6.01(N) of this Agreement to exceed an amount equal to $50,000,000;

          (c)  if the Subsidiary being acquired is a Domestic
Subsidiary, then such Subsidiary shall simultaneously execute and deliver to Bank a Guaranty and Suretyship Agreement in the form of Exhibit 6.02(B) to this Agreement; and

          (d) if the Subsidiary being acquired is a Foreign Subsidiary, and either (i) the aggregate revenue generated by such Foreign Subsidiary equals or exceeds an amount equal to ten percent (10%) of the consolidated aggregate revenues generated by Borrower and its Subsidiaries on the date such acquisition takes place, or (ii) the aggregate book value of the assets of a such Foreign Subsidiary equals or exceeds ten percent (10%) of the then-current aggregate book value of all of the assets of Borrower and its Subsidiaries as of the date such acquisition takes place, then Borrower shall immediately execute and deliver to Bank a valid, binding and enforceable Pledge Agreement from Borrower in favor of Bank in form and content identical to that which is attached hereto as Exhibit 6.01(N) to this Agreement which encumbers sixty-five percent (65%) of the Borrower's ownership interest in such Foreign Subsidiary, together with the original stock certificates which evidence sixty-five percent (65%) of the Borrower's ownership interest therein in accordance with and subject to the terms and provisions set forth therein.

     (B) Borrower and its Subsidiaries will not sell, transfer, lease or otherwise dispose of all or any part of their respective assets except for, in the aggregate (i) the sale of Inventory in the ordinary course of its business, either directly to end customers or to other Subsidiaries for the ultimate sale to end customers, (ii) the disposition of Equipment for obsolescence or which is in Borrower's reasonable judgment no longer necessary in the operation of its business in the ordinary course thereof,
(iii) the transfer of assets between Subsidiaries that either have provided Bank with an enforceable Guaranty or whose stock has been pledged to Bank pursuant to a Pledge Agreement in the manner contemplated by Section 6.01(N) of this Agreement and (iv) any other disposition which does not exceed $1,000,000 per disposition and $10,000,000 in the aggregate for all dispositions made in any single fiscal year of Borrower. Notwithstanding the foregoing, but only to the extent necessary to complete a pending sale, transfer, lease or other disposal of one hundred percent (100%) of Borrower's then-current ownership interest in any of its then-current Subsidiaries in a manner that otherwise complies in all respects with the applicable provisions of this Agreement, upon the prior written request of Borrower received by Bank at any time other than during the continuance of an Event of Default, Bank agrees to execute all documentation reasonably necessary to release its claims under either (i) the Guaranty, if any, that such Subsidiary had previously executed and delivered to Bank or (ii) the Pledge Agreement, if any, that Borrower executed in connection with the pledge of the ownership interest of Borrower in the Subsidiary in question.

     (C) Borrower and its Subsidiaries will not mortgage, pledge, grant or permit to exist a security interest in or lien on any of its assets of any kind, real or personal, tangible or intangible, now owned or hereafter acquired, except for Permitted
Liens.

     (D) Borrower and its Subsidiaries will not directly or indirectly apply any part of the proceeds of the Revolving Loan to the purchasing or carrying of any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.

     (E) Except as set forth in Exhibit 6.02(E) to this Agreement, Borrower will not suffer or permit any Subsidiary to be subject to any agreement or restriction which prohibits such Subsidiary from repaying or making cash dividends on or reductions of any Investment in such Subsidiary.

SECTION 7.     DEFAULT.

     SECTION 7.01 Events of Default. Each of the following events shall constitute an Event of Default and upon the occurrence thereof Bank shall thereupon have the option (which is not intended to diminish, alter or limit any other of Bank's rights described in this Agreement, the Collateral Documents or any related agreements and documents) (A) to declare Borrower in default under this Agreement, the Collateral Documents, the Note, and all other agreements with Bank, (B) to terminate any undertaking of Bank in connection with the Revolving Loan, and
(C) require that Borrower provide Bank, and Borrower agree to provide to Bank, cash or cash equivalents acceptable to Bank in an amount equal to the face amount of all outstanding letters of credit, and/or (D) to declare all Obligations immediately due and payable, including, but not limited to, interest, principal, expenses, advances to protect Bank's position and reasonable attorneys' fees to enforce this Agreement, the Collateral Documents, and all related agreements and documents, and all of Bank's rights hereunder and thereunder, all without demand, notice, presentment or protest, or further action of any kind:

     (A) Borrower fails to pay to Bank within ten (10) days when due any installment of principal, interest, fee or other charge payable hereunder or under the Note or the Collateral Documents.

     (B) Borrower or any of its Subsidiaries fail to observe or perform any other Obligation to be observed or performed by it hereunder, under the Note, the Guaranty or under any of the Collateral Documents, or under any other existing or future agreement between Borrower and/or any of its Subsidiaries and Bank, which failure, to the extent reasonably susceptible of cure, is not cured within thirty (30) days of the earlier of (i) the date on which Borrower or the Subsidiary in question has actual knowledge thereof and (ii) Bank's giving Borrower and/or the Subsidiary in question written notice of the occurrence thereof.

     (C) Any Financial Statement or any representation made herein or provided to Bank pursuant to any requirement hereof is materially false, incorrect, or incomplete when made.

     (D) Borrower or any of its Material Subsidiaries becomes insolvent or generally fails to pay, or admits its inability to pay, debts as they become due or makes a general assignment for the benefit of any of its creditors.

     (E) Borrower or any of its Material Subsidiaries applies for, consents to, or acquiesces in the appointment of, a trustee, receiver or other custodian for Borrower or any of its Material Subsidiaries or any of the property of Borrower or any of its Material Subsidiaries or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for Borrower or any of its Material Subsidiaries or for a substantial part of its property and is not discharged within sixty (60) days.

     (F) Any bankruptcy, reorganization, liquidation, dissolution or other case and proceeding under any bankruptcy or insolvency law is commenced in respect of Borrower or any of its Material Subsidiaries and if such case or proceeding is not commenced by Borrower or the Material Subsidiary in question, it is consented to or acquiesced in by Borrower or the Material

Subsidiary in question or remains undismissed for sixty (60) days.

     (G) Borrower or any of its Material Subsidiaries discontinues its business operations or materially changes the nature of its business.

     (H) Borrower or any of its Subsidiaries shall suffer final judgment(s) for the payment of money in an aggregate amount of $500,000 or more not covered by insurance or reserves satisfactory to Bank and shall not discharge, satisfy or stay the same within a period of thirty (30) days.

     (I) One or more judgment creditors of Borrower or its Subsidiaries shall obtain actual or constructive possession of any of Borrower's properties (or the respective properties of any of its Subsidiaries) having an aggregate book value of $500,000 or more by any means, including, but without limitation, levy, distraint, replevin or self-help.

     (J) (l) Any Reportable Event which Bank reasonably determines to constitute grounds for the termination of any employee benefit plan by the PBGC or for the appointment by any United States District Court of a trustee to administer or liquidate any Employee Benefit Plan; (2) the termination of any employee benefit plan, or any Defined Benefit Plan described in
Section 414(j) or Section 414(k) of the Internal Revenue Code, the present value of whose benefits that may be guaranteeable under Title IV of ERISA exceeds the amount of plan assets allocable to such benefits; (3) the appointment by any United States District Court of a trustee to administer any Employee Benefit Plan; (4) the institution by the PBGC of proceedings to terminate any Employee Benefit Plan; (5) the failure by Borrower or any member of any Controlled Group to meet the minimum funding standards established in Section 302 of ERISA; or (6) the assertion of any claim of, or demand for, withdrawal liability under ERISA by any multi-employer pension plan to which Borrower or any member of its Controlled Group heretofore contributed or currently contributes; but only if any of the events described in clauses (1) - (6), individually or in the aggregate, would have a Material Adverse Effect.

     (K) (a) Failure by Borrower or any of its Material Subsidiaries to perform or observe any term, condition or covenant of any bond, note, debenture, loan agreement, indenture, guaranty, trust agreement, mortgage or similar instrument to which Borrower is a party or by which it is bound, or by which any of its properties or assets may be affected (a "Debt Instrument"), and, as a result thereof (assuming the giving of appropriate notice thereof, if required), Indebtedness which is included therein or secured or covered thereby shall have been declared due and payable prior to the date on which such Indebtedness would otherwise become due and payable; or

          (b) Any event or condition referred to in any Debt Instrument shall have occurred or failed to occur, and, as a result thereof, Indebtedness which is included therein or secured or covered thereby shall have been declared due and payable prior to the date on which such Indebtedness would otherwise become due and payable; or

          (c)  Failure of Borrower or any of its Material
Subsidiaries to pay any Indebtedness for borrowed money due at final maturity or pursuant to demand under any Debt Instrument;

and in any of said events set forth in (a), (b) and (c) the same has a Material Adverse Effect.

     SECTION 7.02   Remedies. After any acceleration of the
Obligations, Bank shall have in addition to the rights and remedies given it by this Agreement, the Note and the Collateral
Documents, all those allowed by all applicable Laws.

SECTION 8.     MISCELLANEOUS.

     SECTION 8.01 Construction. The provisions of this Agreement shall be in addition to those of the Note and Collateral Documents all of which shall be construed as integrated and complementary to each other. Nothing herein contained shall prevent Bank from enforcing any or all of the Note and Collateral Documents, in accordance with their respective terms.

     SECTION 8.02 Further Assurance. From time to time, Borrower will execute and deliver to Bank such additional documents and will provide such additional information as Bank may reasonably require to carry out the terms of this Agreement and be informed of each Borrower's status and affairs.

     SECTION 8.03 Enforcement and Waiver by Bank. Bank shall have the right at all times to enforce the provisions of this Agreement and the Collateral Documents in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of Bank in refraining from so doing at any time or times. The failure of Bank at any time or times to enforce its rights under such provisions, strictly in accordance with such provisions, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived this Agreement. All rights and remedies of Bank are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

     SECTION 8.04 Expenses of Bank. Borrower agrees to pay all costs and expenses, including reasonable attorneys' fees and expenses, and filing, search, environmental audit, consultant, appraisal and other out-of-pocket expenditures, incurred by Bank in connection with the preparation, negotiation, administration, amendment, extension, replacement, modification, enforcement or termination of this Agreement, the Note, the Revolving Loan and the Collateral Documents and the collection or attempted collection of the Note or any other Obligations, and the protection, preservation or defense of Bank's rights and interests.

     SECTION 8.05 Notices. Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered if delivered in person, or by commercial courier against receipt or if sent by certified mail, postage prepaid, return receipt requested, or by telecopy, as follows, unless such address or telecopy number it changed by written notice hereunder:

          (A)  If to Borrower:

               Kulicke & Soffa Industries, Inc.
               2101 Blair Mill Road
               Willow Grove, PA  19090

               Attention: Clifford G. Sprague, Senior Vice
                          President and Chief Financial Officer

               Telecopy No. (215) 784-6258
          (B)  If to Bank:

               PNC Bank, National Association
               1000 Westlakes Drive, Suite 200
               Berwyn, PA 19312

               Attention: Charlene C. Massih
                          Vice President


               Telecopy No. (610) 725-5799


     SECTION 8.06   Waiver and Release by Borrower. To the
maximum extent permitted by applicable Laws, Borrower:

     (A) Waives (1) protest of all commercial paper at any time held by Bank on which Borrower is any way liable; and (2) except as otherwise set forth herein or in the Collateral Documents, notice and opportunity to be heard, after acceleration in the manner provided in Section 7.01 hereof, before exercise by Bank of the remedies of self-help, set-off, or of other summary procedures permitted by any applicable Laws or by any agreement with Borrower and, except where required hereby or by any applicable Laws, notice of any other action taken by Bank; and

     (B) Releases Bank and its officers, attorneys, agents and employees from all claims for loss or damage caused by any act or omission on the part of any of them except willful misconduct or gross negligence.

     SECTION 8.07   Applicable Law. The substantive Laws of the
Commonwealth of Pennsylvania shall govern the construction of this Agreement and the rights and remedies of the parties hereto.

     SECTION 8.08 Binding Effect; Assignment and Entire Agreement. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto. Borrower has no right to assign any of its respective rights or Obligations hereunder without the prior written consent of Bank. Bank may assign its rights hereunder to other financial institutions, but agrees not to delegate its duty to make loans and other credit extensions hereunder. This Agreement, and the documents executed and delivered pursuant hereto, constitute the entire agreement among the parties relating to the subject matter thereof.

     SECTION 8.09   Severability. If any provision of this
Agreement is held invalid under any applicable Laws, such invalidity will not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

     SECTION 8.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

     SECTION 8.11 Headings. The headings of any paragraph or section of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.

     SECTION 8.12 Modification. No modification or amendment hereof or of any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

     SECTION 8.13 Third Parties. No rights are intended to be created hereunder, or under the Collateral Documents or related agreements and documents for the benefit of any third party donee, creditor or incidental beneficiary of Borrower.

     SECTION 8.14 Seal. This Agreement is intended to take effect as an instrument under seal.

     SECTION 8.15 WAIVER OF JURY TRIAL. BORROWER AND BANK IRREVOCABLY WAIVE TRIAL BY JURY AND THE RIGHT THERETO IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF, THIS AGREEMENT, THE NOTE, COLLATERAL DOCUMENTS,

OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT TO THIS
AGREEMENT, OR THE VALIDITY, PROTECTION, INTERPRETATION,
COLLECTION OR ENFORCEMENT THEREOF.

     SECTION 8.16 Jurisdiction. Borrower and Bank hereby irrevocably consent to the jurisdiction of the Court of Common Pleas of Philadelphia, Pennsylvania and of the United States District Court for the Eastern District of Pennsylvania in any and all actions and proceedings in connection with this Agreement, the Note or the Collateral Documents and irrevocably consent, in addition to any methods of service of process permissible under applicable law, to service of process by certified mail, return receipt requested to the address of Borrower and Bank as set forth herein. Borrower and Bank agrees that in any action or proceeding brought by it in connection with this Agreement or the transactions contemplated hereby, exclusive jurisdiction shall be in the Court of Common Pleas of Philadelphia, Pennsylvania, and the United States District Court for the Eastern District of Pennsylvania.

     SECTION 8.17 Indemnity. Borrower agrees to indemnify, defend and hold Bank Indemnitees harmless from and against any and all loss, liability, obligation, damage, penalty, judgment, claim, deficiency and expense (including interest, penalties, reasonable attorneys' fees and amounts paid in settlement) to which any Bank Indemnitee may become subject arising out of or based upon this Agreement, the Collateral Documents, the Note or the Revolving Loan through the alleged negligence of such Bank Indemnitee or otherwise, except and to the extent that Borrower proves that such loss, liability, etc. was caused by the gross negligence or willful misconduct or manifest bad faith of the Person otherwise so indemnified.

     SECTION 8.18 Most Favored Lender. Borrower agrees to promptly notify Bank in writing if any agreement for borrowed money to which Borrower or any Material Subsidiary is or hereafter becomes a party, contains or is amended to contain, financial or performance covenants more restrictive than those contained herein and upon Bank's request, Borrower agrees to amend this Agreement accordingly so that covenants contained herein are substantially the same as those contained in such other agreements for borrowed money.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the day and year first above written.

                    KULICKE AND SOFFA INDUSTRIES, INC.,
                        a Pennsylvania corporation


                    By:________________________________
                           Clifford G. Sprague
                        Senior Vice President and
                         Chief Financial Officer


                    PNC BANK, NATIONAL ASSOCIATION,
                    a national banking association


                    By:_____________________________________
                           Charlene C. Massih
                              Vice President

                          EXHIBIT 6.01(L)


                        Financial Covenants



          (a) At all times, Borrower's Leverage Ratio shall not exceed 0.40 to 1.0.

          (b) As of the end of each fiscal quarter of Borrower, either (i) Borrower's Interest Coverage Ratio shall not be less than 2.0 to 1.0 or (ii) Borrower's Liquidity Ratio shall not be less than 1.0 to 1.0.